UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934



                            FOUR OAKS FINCORP, INC.
                            -----------------------
                                (Name of Issuer)



                         COMMON STOCK, $1.00 PAR VALUE
                         -----------------------------
                         (Title of Class of Securities)



                                  350891 10 7
                                  -----------
                                 (CUSIP Number)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [  ]      Rule 13d-1(b)
     [X ]      Rule 13d-1(c)
     [  ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        (Continued on following page(s))
                               Page 1 of 5 Pages

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CUSIP No. 350891 10 7                 13G               Page 2 of 5 Pages
----------------------------                      ------------------------------



--------------------------------------------------------------------------------
1) NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

          William Ashley Turner and Debra C. Turner, Joint Tenants with right of survivorship
--------------------------------------------------------------------------------
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)


          (a)
          (b)
--------------------------------------------------------------------------------
3) SEC USE ONLY


--------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------------------------------------------------------------------------------
               5) SOLE VOTING POWER
NUMBER OF                                                        68,725.9
SHARES         -----------------------------------------------------------------
BENEFICIALLY   6) SHARED VOTING POWER
OWNED BY                                                            -0-
EACH           -----------------------------------------------------------------
REPORTING      7) SOLE DISPOSITIVE POWER
PERSON                                                           68,725.9
WITH:           ----------------------------------------------------------------
               8) SHARED DISPOSITIVE POWER
                                                                    -0-
--------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                 69,067.3
--------------------------------------------------------------------------------
10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)

--------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                      5.2%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON (See Instructions)

                                                                        IN
--------------------------------------------------------------------------------

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CUSIP No. 350891 10 7                 13G               Page 3 of 5 Pages
----------------------------                      ------------------------------

ITEM 1.

          (a) Name of Issuer
              --------------
          Four Oaks Fincorp, Inc.

          (b) Address of Issuer's Principal Executive Offices
              -----------------------------------------------

          6144 US 301 South
          Four Oaks, North Carolina 27524

ITEM 2.

          (a) Name of Person Filing
              ---------------------

          This statement is filed by William Ashley Turner and Debra C. Turner, Joint Tenants with right of survivorship.

          (b) Address of Principal Business Office or, if none, Residence
              -----------------------------------------------------------

          2256 Shotwell Road
          Clayton, North Carolina 27520

          (c) Citizenship
              -----------

          United States of America

          (d) Title of Class of Securities
              ----------------------------

          Common stock, par value $1.00 per share

          (e) CUSIP Number
              ------------

                 350891 10 7

ITEM 3.

          Not applicable.

ITEM 4.   OWNERSHIP

          (a) Amount Beneficially Owned:
              --------------------------

          As of December 1, 1998, the Reporting Person beneficially owned 69,067.3 shares of Common Stock of Four Oaks Fincorp, Inc. which includes 171.2 shares owned by William Ashley Turner, individually and 171.2 shares owned by Debra C. Turner, individually. The Reporting Person declares that the filing of this Schedule 13G shall not be construed as an admission that it is, for purposes of Section 13(d) or Section 13(g) of the Act, the beneficial owner of any of the shares of Common Stock of the issuer owned of record by William Ashley Turner or Debra C. Turner. The Reporting Person has no power to vote, direct the voting of, dispose of, or direct the

----------------------------                      ------------------------------
CUSIP No. 350891 10 7                 13G               Page 4 of 5 Pages
----------------------------                      ------------------------------


disposition of such shares owned by William Ashley Turner or Debra C. Turner.

          (b) Percent of Class:
              -----------------

              Such 69,067.3 shar`es of Common Stock are 5.2% of the 1,340,000 shares of Common Stock outstanding as of December 1, 1998.

          (c) Number of shares as to which such person has:
              ---------------------------------------------

                 (i)    sole power to vote or to direct the vote:                          68,725.9

                 (ii)   shared power to vote or to direct the vote:                             -0-

                 (iii)  sole power to dispose or to direct the disposition of:             68,725.9

                 (iv)   shared power to dispose or to direct the disposition of:                -0-

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                 Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                 Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                 Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                 Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

                 Not applicable.

ITEM 10.   CERTIFICATION

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 350891 10 7                 13G               Page 5 of 5 Pages
----------------------------                      ------------------------------


                                   Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 4, 1998

                              Signature:        /s/ William Ashley Turner
                                          -------------------------------------
                                          Name:     William Ashley Turner, in
                                                    his capacity as Joint Tenant
                                                    with right of survivorship

                              Signature:        /s/ Debra C. Turner
                                          --------------------------------------
                                          Name:     Debra C. Turner, in her
                                                    capacity as Joint Tenant
                                                    with right of survivorship